Exhibit 99.1

For Immediate Release

American Axle & Manufacturing Confirms
2004 Earnings Estimate

Achieves $200M target for net cash flow provided by operations

Detroit, Michigan, January 13, 2005 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that it expects to report net income of approximately $160 million, or approximately $3.00 per share, for the year ended December 31, 2004. These results include the impact of a one-time charge of $23.5 million or $0.29 per share related to debt refinancing and redemption activities in the first quarter of 2004 and a charge of $10.0 million or $0.13 per share related to lump-sum voluntary separation payments accepted by 186 hourly associates in the fourth quarter of 2004. Excluding the impact of these charges, AAM’s earnings for the full year 2004 would have approximated $3.40 per share.

The company also announced that it achieved its target of $200 million in net cash flow provided by operations in 2004. AAM defines net cash flow provided by operations to be cash flow provided by operating activities less capital expenditures. After deducting $23.0 million of cash dividends paid in 2004, AAM achieved positive free cash flow of approximately $190 million for the year.

“As we previously reported, our sales were lower than expected in the second half of 2004 due to the impact of lower production volumes scheduled by our customers. We also experienced the structural cost impact of higher steel and other metallic prices,” said American Axle & Manufacturing Co-Founder, Chairman of the Board and CEO, Richard E. Dauch. “Despite these challenges, we are pleased to report that AAM met its earnings and cash flow guidance for the year 2004.”

AAM has scheduled a conference call to review AAM’s fourth quarter and full year results on February 2, 2005 at 3:00 p.m. EST. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States.

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to its locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, England, Germany, India, Japan, Mexico, Scotland and South Korea.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products, particularly light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to attract and retain key associates; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.

# # #

For more information ...

Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com